As filed with the Securities and Exchange Commission on October 13, 2006
Registration Statement No. 333-136375

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Perdigão S.A.
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name in English)

Federative Republic of Brazil (State or other jurisdiction of incorporation or organization)	N/A (IRS Employer Identification Number)

Av. Escola Politécnica, 760
Jaguaré, 05350-901—São Paulo—SP
Brazil
011-55-11-3718-5300
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:

Glenn M. Reiter, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000	Manuel Garciadiaz, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registered statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Price(3)	Registration Fee
Common Shares, no par value(1)(2)	U.S.$238,464,000.00	U.S.$25,515.65(4)

(1)	Includes common shares to be offered and sold in the United States and other countries outside Brazil, common shares subject to the international underwriters’ over-allotment option and common shares that are being offered in Brazil but which may be resold in the United States in transactions requiring registration under the Securities Act. Offers and sales of common shares in Brazil are being made pursuant to Registration S under the Securities Act and are not covered by this registration statement. A portion of the common shares will be represented by American depositary shares (“ADSs”). Each ADS represents two common shares.

(2)	A separate Registration Statement on Form F-6 (File No. 333-12534) was filed on September 14, 2000 and declared effective thereafter. The Registration Statement on Form F-6 relates to the registration of ADSs evidenced by the American depositary receipts issuable upon deposit of the common shares registered hereby.

(3)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) and Rule 457(o) under the Securities Act based on U.S.$21.60, the average of the high and low prices of the ADSs, each representing two common shares, on the New York Stock Exchange on September 19, 2006.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Neither the laws of Brazil nor the Registrant’s by-laws or other constitutive documents provide for indemnification of directors or officers.

The Registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay as a result of a request for indemnification of financial losses or of any civil, labor, criminal, environmental or administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the Registrant. This liability insurance also covers all payments made by the Registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney’s fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

Item 9.	Exhibits

1.1	Form of Underwriting Agreement.
1.2	Form of Brazilian Underwriting Agreement (Instrumento Particular de Contrato de Distribuição Pública Primária de Ações Ordinárias de Emissão da Perdigão S.A.).
3.1	Amended and Restated By-laws of the Registrant, together with an English translation (incorporated by reference to Exhibit 1.01 to the Annual Report on Form 20-F, dated June 30, 2006, SEC File No. 001-15148).
4.1	Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit A to the Report on Form F-6, dated September 14, 2000, SEC File No. 333-12534).
4.2	Form of American Depositary Receipts (incorporated by reference to Exhibit A to the Prospectus on Form 424(b)(3), dated April 12, 2006, SEC File No. 333-12534).
5.1	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel to the Registrant, as to the legality of the common shares.*
8.1	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel to the Registrant, as to tax matters (included in Exhibit 5.1 hereto).*
10.1	Shareholders’ Voting Agreement, dated March 6, 2006, among certain shareholders of the Registrant and the Registrant (incorporated by reference to Exhibit 99.1 to Report on Form 6-K dated March 7, 2006, SEC File No. 001-15148).
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Ernst & Young Auditores Independentes.*
23.2	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel to the Registrant (included in Exhibit 5.1 hereto).*
24.1	Powers of Attorney (included in signature pages to, and incorporated by reference to, the Registration Statement on Form F-3 of Perdigão S.A. filed on August 8, 2006).

There are omitted from the exhibits filed with or incorporated by reference into this registration statement certain instruments and agreements with respect to the long-term debt of the Registrant, none of which authorizes securities in a total amount that exceeds 10% of the Registrant’s total assets. The Registrant hereby agrees to furnish to the Securities and Exchange Commission copies of any such instruments or agreements as the Commission may request.

*Previously filed.

Item 10.	Undertakings

A.	The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In that event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil on October 13, 2006.

PERDIGÃO S.A.

By:	/s/ Nildemar Secches
Name: Nildemar Secches
Title: Chief Executive Officer

By:	/s/ Wang Wei Chang
Name: Wang Wei Chang
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on October 13, 2006.

Signature	Title

/s/ Nildemar Secches Nildemar Secches	Chief Executive Officer

/s/ Wang Wei Chang Wang Wei Chang	Chief Financial Officer

* Itacir Francisco Piccoli	Principal Accounting Officer

* Eggon João da Silva	Chairman of the Board of Directors

* Francisco Ferreira Alexandre	Director

* Almir de Souza Carvalho	Director

* Luis Carlos Fernandes Afonso	Director

* Jaime Hugo Patalano	Director

* Claudio Salgueiro Garcia Munhoz	Director

* Sérgio Wilson Ferraz Fontes	Director

Signature		Title

/s/ Donald J. Puglisi Donald J. Puglisi Managing Director Puglisi & Associates		Authorized Representative in the United States

*By:	/s/ Nildemar Secches Name: Nildemar SecchesTitle: Attorney-in-Fact

/s/ Wang Wei Chang Name: Wang Wei ChangTitle: Attorney-in-Fact

INDEX TO EXHIBITS

1.1	Form of Underwriting Agreement.
1.2	Form of Brazilian Underwriting Agreement (Instrumento Particular de Contrato de Distribuição Pública Primária de Ações Ordinárias de Emissão da Perdigão S.A.).
3.1	Amended and Restated By-laws of the Registrant, together with an English translation (incorporated by reference to Exhibit 1.01 to the Annual Report on Form 20-F, dated June 30, 2006, SEC File No. 001-15148).
4.1	Deposit Agreement among the Registrant, The Bank of New York, as depositary, and the holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit A to the Report on Form F-6, dated September 14, 2000, SEC File No. 333-12534).
4.2	Form of American Depositary Receipts (incorporated by reference to Exhibit A to the Prospectus on Form 424(b)(3), dated April 12, 2006, SEC File No. 333-12534).
5.1	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel to the Registrant, as to the legality of the common shares.*
8.1	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel to the Registrant, as to tax matters (included in Exhibit 5.1 hereto).*
10.1	Shareholders’ Voting Agreement, dated March 6, 2006, among certain shareholders of the Registrant and the Registrant (incorporated by reference to Exhibit 99.1 to Report on Form 6-K dated March 7, 2006, SEC File No. 001-15148).
21.1	Subsidiaries of the Registrant.*
23.1	Consent of Ernst & Young Auditores Independentes.*
23.2	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian counsel to the Registrant (included in Exhibit 5.1 hereto).*
24.1	Powers of Attorney (included in signature pages to, and incorporated by reference to, the Registration Statement on Form F-3 of Perdigão S.A. filed on August 8, 2006).

There are omitted from the exhibits filed with or incorporated by reference into this registration statement certain instruments and agreements with respect to the long-term debt of the Registrant, none of which authorizes securities in a total amount that exceeds 10% of the Registrant’s total assets. The Registrant hereby agrees to furnish to the Securities and Exchange Commission copies of any such instruments or agreements as the Commission may request.

*Previously filed.